Van Kampen Series Fund, Inc. on behalf
of the following series:
Van Kampen American Value Fund; Van Kampen
Emerging Markets Fund; Van
Kampen Equity Growth Fund; Van Kampen
Global Equity Allocation Fund;
Van Kampen Global Value Equity Fund; and
Van Kampen Global Franchise
Fund

Exhibit 77E

Incorporated by reference to the N-CSR
for the Annual Report dated June
30, 2005 to be filed with the Securities and Exchange Commission on
August 31, 2005.